Buffets Holdings, Inc. Announces Proposed Offering of Senior Discount Notes

EAGAN, Minn.—(BUSINESS WIRE)—January 27, 2004—Buffets Holdings, Inc. (“Buffets Holdings”) announced today that it plans to offer senior discount notes in a Rule 144A offering. The gross proceeds from the offering are expected to be approximately $100 million. In connection with the proposed offering of senior discount notes, Buffets, Inc. (“Buffets”) also intends to enter into an amended senior secured credit facility in an aggregate amount of approximately $310 million.

Buffets Holdings and Buffets intend to use cash on hand, the proceeds from the offering of the senior discount notes and Buffets’ borrowings under its amended credit facility to refinance all of Buffets’ outstanding indebtedness under the term loan under its existing credit facility, use $50 million of proceeds to repurchase Buffets’ 11¼% senior subordinated notes due 2010 and/or repay bank indebtedness, redeem Buffets Holdings’ series A senior subordinated and series B junior subordinated notes due 2011, make a distribution to stockholders and pay transaction fees and expenses. The proposed offering of senior discount notes and the other refinancing transactions are expected to close during February 2004.

The securities to be offered will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

As of the end of its most recent fiscal quarter on December 17, 2003, Buffets operated 362 restaurants in 35 states comprised of 354 buffet restaurants and eight Tahoe Joe’s Famous Steakhouse(R) restaurants. The buffet restaurants are principally operated under the Old Country Buffet(R) or HomeTown Buffet(R) brands. Buffets also franchised 21 buffet restaurants in eight states.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offering, solicitation or sale would be unlawful.

        The following is a Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, forward looking statements. The risks and uncertainties involving forward-looking statements include, but are not limited to, general and economic conditions and negative publicity, the impact of competition, the seasonality of Buffets’ business, adverse weather conditions, future commodity prices, fuel and utility costs, labor costs, employment and environmental laws, government regulations, and inflation. For a detailed discussion of risks and uncertainties that you should consider, please refer to the “Risk Factors/Forward-Looking Statements” section contained in Buffets’ Form 10-K filed with the Securities and Exchange Commission on September 30, 2003. The statements in this release reflect Buffets Holdings’ and Buffets’ current beliefs and are based upon information currently available to them. Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time and no obligation is undertaken to provide updates with respect to the information.

CONTACTS:
Buffets Holdings, Inc. and Buffets, Inc., Eagan, MN
R. Michael Andrews, Jr., Chief Financial Officer (651) 365-2626, or
Don Van der Wiel, Vice President, Controller (651) 365-2789